Exhibit 4.1

Execution Version

Loan Agreement

between

TUHURA BIOSCIENCES, INC.,

as Borrower

and

PARKVIEW HOLDINGS ONE LLC,

as Lender

dated as of

April 21, 2026

Section 9.13	USA PATRIOT Act and Anti-Money Laundering Laws	76

Section 9.14	Interest Rate Limitation	77

Section 9.15	No Advisory or Fiduciary Responsibility	77

INDEX OF APPENDICES

Exhibits*

Exhibit 2.02(a)(i)	-	Form of Borrowing Notice

Exhibit 2.02(a)(ii)	-	Form of Revolving Credit Note

Schedules*

Schedule 5.06	-	Disclosed Litigation

Schedule 5.08	-	Ownership of Property; Liens

Schedule 5.09	-	Environmental Matters

Schedule 5.10	-	Insurance

Schedule 5.13	-	Taxes

Schedule 5.17	-	Subsidiaries; Equity Interests

Schedule 7.01(d)	-	Debt

Schedule 7.02(i)	-	Liens

Schedule 7.04(b)	-	Investments

Schedule 7.10	-	Restrictive Agreements

*	Schedules and Exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Loan Agreement

This Loan Agreement (this “Agreement”), dated as of April 21, 2026, is entered into between TUHURA BIOSCIENCES, INC., a Nevada corporation (the “Borrower”), and PARKVIEW HOLDINGS ONE LLC, a Florida limited liability company (the “Lender”).

RECITALS

WHEREAS, the Borrower desires that the Lender extend a revolving credit facility to the Borrower to provide the Borrower with working capital;

WHEREAS, the Borrower is willing to grant to the Lender a security interest in and lien upon substantially all of its personal and real property constituting Collateral (subject to Liens permitted under this Agreement) to secure the Obligations; and

WHEREAS, each of the Borrower’s Subsidiaries is willing to guaranty all of the Obligations of the Borrower and to grant to the Lender a security interest in and lien upon substantially all of its other personal and real property constituting Collateral (subject to Liens permitted under this Agreement) to secure the Obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Annual Fee” has the meaning set forth in Section 2.09(a).

“Anti-Corruption Law” means any Requirement of Law of any jurisdiction related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 to 78qq) and the UK Bribery Act 2010, in each case as amended from time to time.

“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism including the USA PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 to 5330 and 12 U.S.C. §§ 1818(s), 1820(b), and 1951 to 1959), the Trading With the Enemy Act (50 U.S.C. §§ 4301 to 4341), and Executive Order 13224 (effective September 24, 2001), in each case as amended from time to time.

“Available Revolving Credit Commitment” means, at any time, an amount equal to the difference between the Revolving Credit Commitment then in effect and the aggregate principal amount of Revolving Credit Loans outstanding at such time.

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors in effect from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to Lender.

“Blocked Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrowing Date” means any Business Day specified by the Borrower in a Borrowing Notice as a date on which the Borrower requests the Lender to make a Loan hereunder.

“Borrowing Notice” means, with respect to any request for a borrowing of Loans hereunder, a notice from the Borrower, substantially in the form, and containing the information prescribed by, Exhibit 2.02(a)(i).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations,” with respect to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases under GAAP on the balance sheet of such Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents,” as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia having capital, surplus, and undivided profits aggregating in excess of $500,000,000, having maturities of not more than one (1) year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one (1) year after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, or treaty, (b) any change in any law, rule, regulation, or treaty or in the administration, interpretation, implementation, or application by any Governmental Authority of any law, rule, regulation, or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline, or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or US or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Exchange Act, other than Lender or any Affiliate of Lender, becomes the beneficial owner, directly or indirectly, of 51% or more of the outstanding Equity Interests of the Borrower or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means the property covered by the Security Agreement, Pledge Agreement and the other Security Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender to secure the Obligations or any portion thereof.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means the directors of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the Continuing Directors.

“Contractual Obligation” means, for any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Obligations.

“Debt” of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business and not past due for more than one hundred twenty (120) days after the later of (x) the date of the invoice received by such Person for each such trade payable or account payable and (y) the date on which payment is required pursuant to the terms of any such invoice and (ii) any earn-out, purchase price adjustment, or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, or any warrants, rights, or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition, (g) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (f) above, and (h) all obligations of the kind referred to in subsections (a) through (g) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) all net obligations of such Person in respect of Swap Agreements valued on any date at the Swap Termination Value thereof as of such date, and (j) all debt of any partnership, unlimited liability company, or unincorporated joint venture in which such Person is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person). The amount of any Debt of any Person for purposes of clause (h) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Debt) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Default” means any of the events specified in Section 8.01 that constitute an Event of Default or that, upon the giving of notice, the lapse of time, or both pursuant to Section 8.01 would, unless cured or waived, become an Event of Default.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” means the lawful currency of the United States.

“Eligible Assignee” has the meaning set forth in Section 9.04(b).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, consent order, or consent agreement relating in any way to any Environmental Law, any permit issued under any Environmental Law, or any Hazardous Material, or arising from alleged injury or threat to health, safety, or the environment including (a) by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions, or damages and (b) any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.

“Environmental Law” means any and all Federal, state, foreign, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, regulating, relating to, or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or deleterious to the environment, of human health or safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties, or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Material, (c) any actual or alleged exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material into the environment, or (e) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 to 1191c), as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of § 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under § 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expense Budget” means, collectively, (i) the Company’s 2026 expense budget and quarterly cash flow statement for 2026 as delivered to Lender and acknowledged by Lender on the Closing Date, (the “Initial Expense Budget”) and (ii) thereafter, each updated budget delivered pursuant to Section 6.02(d) (in each case, with such changes as may be approved in writing by the Lender in its sole discretion (such approval not to be unreasonably withheld, conditioned or delayed)). For the avoidance of doubt, the Expense Budget is provided to Lender solely for informational purposes, and neither the delivery of the Expense Budget nor the Lender’s approval or rejection of any changes thereto shall be deemed to confer upon the Lender any right to direct, manage, or otherwise control the Borrower’s (or any of its Subsidiaries’) expenditures, business, or operations.

“Excluded Foreign Subsidiary” means any Subsidiary that is not organized and existing under the laws of the United States or any state or commonwealth thereof, or under the laws of the District of Columbia, and in respect of which either (a) the pledge of all the Equity Interests of such Subsidiary as Collateral or (b) a guarantee by such Subsidiary of the Obligations would, in the good faith judgment of the Borrower, result in the adverse tax consequences to the Borrower.

“Excluded Taxes” means any of the following Taxes, imposed on or with respect to the Lender: (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Warrants” means the warrants to purchase up to 4,364,873 shares of the common stock of the Borrower issued on various dates from August 31, 2022 through September 18, 2024 by the Borrower and held by K&V Investment One, LLC; provided, for purposes of clarity, that the warrants issued pursuant to the Borrower’s registered direct offering on December 9, 2025 shall be excluded from the definition of Existing Warrants.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York (“FRBNY”) based on such day’s federal funds transactions by depository institutions as determined in such manner as shall be set forth on the FRBNY’s website from time to time and published on the next succeeding Business Day by the FRBNY as the effective federal funds rate; provided, however, that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letter” has the meaning set forth in Section 2.09(b).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date of determination.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

“Guarantor” means any Loan Party (other than the Borrower) that has executed and delivered the Guaranty.

“Guaranty” means the Guaranty of the Obligations made by each Loan Party (other than the Borrower) in favor of the Lender, dated as of April 21, 2026, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Guaranty Obligation” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities, or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital, net worth, or solvency or liquidity, or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, radon gas and infectious or medical wastes, and (b) any other chemicals, materials, or substances designated, classified, or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency,” with respect to any Multiemployer Plan, means such Plan is insolvent within the meaning of § 4245 of ERISA.

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how, and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation, or other impairment thereof, whether arising under United States, multinational, or foreign laws, or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Payment Date” means, as to any Loan, (i) the first day of each month to occur while such Loan is outstanding and (ii) the Maturity Date of such Loan.

“Interest Rate” means 12% per annum, simple interest.

“IFX” means the proprietary innate immune agonist for cancer being developed by Borrower and its subsidiaries under the name “IFx-2.0”.

“Lending Office” means the office or offices of the Lender that the Lender may from time to time notify to the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Loan” means any Revolving Credit Loan, and “Loans” means Revolving Credit Loans.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Revolving Credit Note, the Fee Letter, the Royalty Agreement, and all other agreements, documents, certificates, and instruments, in each case, executed by or on behalf of a Loan Party and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Borrower and each Subsidiary of the Borrower that is or becomes a party to a Loan Document.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means any event, condition, or occurrence that could reasonably be expected to result in a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any Lien purported to be created by any Loan Document, (d) the rights or remedies of the Lender under any Loan Document, or (e) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party.

“Material Contracts” means, any contract or agreement of any Loan Party or any of its Subsidiaries (a) governing any Material Debt or pursuant to which any Material Debt was incurred or (b) the failure to renew, the breach, non-performance, or cancellation of which could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Loans) of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $200,000.

“Maximum Amount” has the meaning set forth in Section 2.02.

“Maturity Date” means April 21, 2031.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Profits” means, for any period, an amount equal to the sum of (a) Consolidated Net Income, plus (b) without duplication, the sum of (i) income Taxes, (ii) depreciation, (iii) amortization and (iv) non-cash expenses, minus (c) revenue that does not constitute revenue from the sale of pharmaceutical products in the ordinary course of business.

“Net Profits Trigger Event” means the date on which the Borrower has generated positive Net Profits from the sale of pharmaceutical products for two (2) consecutive fiscal quarters.

“Net Profits Trigger Event Amount” has the meaning set forth in Section 2.04(a).

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary, or similar Taxes or any other excise or property Taxes, charges, or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

“Parkview Director” has the meaning set forth in Section 6.06(c).

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Plan” means any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate or which the Borrower or any ERISA Affiliate has any liability, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to a Pension Plan and a Multiemployer Plan and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the Closing Date.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Plan” means, a Pension Plan and any “employee benefit plan” that is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under § 4062 or § 4069 of ERISA be deemed to be) an “employer” as defined in § 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated as of April 21, 2026, made by each Loan Party that is signatory thereto in favor of the Lender as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Projections” has the meaning set forth in Section 6.02.

“Properties” has the meaning set forth in Section 5.09(a).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure or facility.

“Regulation U” means Regulation U of the Board as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

“Reorganization” with respect to any Multiemployer Plan, means that such plan is in reorganization within the meaning of § 4241 of ERISA.

“Reportable Event” means any of the events set forth in § 4043 of ERISA or the regulations thereunder, other than those events as to which the thirty-day notice period is waived.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief financial officer or treasurer of such Person.

“Restricted Payments” has the meaning set forth in Section 7.07.

“Revolving Credit Commitment” means the obligation of the Lender to make Revolving Credit Loans in an aggregate principal amount not to exceed $50,000,000.00, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Period” means the period from and including the Closing Date to the Termination Date.

“Revolving Credit Loans” means any revolving credit loan made by the Lender under Section 2.01.

“Revolving Credit Note” means a promissory note of the Borrower payable to the Lender, in substantially the form of Exhibit 2.02(a)(ii) hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from Revolving Credit Loans, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Royalty Agreement” means that certain Royalty Agreement, dated as of April 21, 2026, by and between the Borrower and the Lender, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“SEC Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Borrower under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

“Securities Act” means, the Securities Act of 1933 (15 U.S.C. §§ 77a to 77aa) as amended from time to time.

“Security Agreement” means the Security Agreement, dated as of April 21, 2026, made by each Loan Party that is signatory thereto in favor of the Lender as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Security Documents” means the Guaranty, Security Agreement, Pledge Agreement, any Intellectual Property Security Agreement (as defined in the Security Agreement) and all similar agreements required by or delivered to the Lender from time to time that purport to create a Lien in favor of the Lender to secure payment or performance of the Obligations or any portion thereof.

“Solvent” means, with respect to any Person as of any date of determination, that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or, (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement” means any credit, equity, commodity or commodity-related, currency, foreign exchange, or rate swap or derivatives contract or any contract or option related to, or any transaction similar to or with similar characteristics to, any of the foregoing, including any swap or derivative related to any index.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements (a) for any date on or after the date such Swap Agreements have been closed out and termination values determined in accordance therewith, such termination values and (b) for any date prior to the date referenced in subsection (a), the amounts determined as the mark-to-market values for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date and (b) the date on which the maturity of the Loans is accelerated (or deemed accelerated) pursuant to Section 8.02, (c) the date on which the Revolving Credit Commitment is reduced to zero pursuant to Section 2.03.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of Florida from time to time.

“USA PATRIOT ACT” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 1.02 Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument, or other document shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (and in the case of any other contingent Obligations, providing cash collateral or other collateral as may be requested by the Lender) of all of the Obligations other than (i) unasserted contingent indemnification Obligations and (ii) any Obligations relating to Swap Agreements that, at such time, are allowed by the applicable provider of such Swap Agreements to remain outstanding without being required to be repaid.

(d) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time and applied on a consistent basis in a manner consistent with that used in preparing the Borrower’s audited financial statements, except as otherwise specifically prescribed herein.

(e) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE COMMITMENT AND LOANS

Section 2.01 Revolving Credit Commitment.

(a) Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Termination Date; provided, if Lender elects to convert all or a portion of the Revolving Credit Loans in accordance with Section 8.02(c), this requirement shall be deemed to have been satisfied with respect to the portion of the Revolving Credit Loans that have been converted.

Section 2.02 Procedures for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period; provided that, the Borrower shall deliver to the Lender an irrevocable Borrowing Notice (which Borrowing Notice must be received by the Lender no later than 10:00 a.m. New York City time ten (10) days prior to the requested Borrowing Date. Each borrowing of Revolving Credit Loans shall be in an amount not to exceed the greater of (i) $1,700,000 and (ii) the amount set forth in the Expense Budget for the immediately subsequent month after such Borrowing Notice is delivered to the Lender (such amount, the “Maximum Amount”); provided, that, in the event the principal amount of any borrowing of Revolving Credit Loans does not exceed the Maximum Amount, the Borrower may, at its option, roll forward an amount equal to the difference between the Maximum Amount and the amount actually funded by Lender to Borrower in such month, to the immediately subsequent month (which, for the avoidance of doubt, shall be deemed to increase the Maximum Amount for such month). Notwithstanding anything herein to the contrary, the Borrower may submit a maximum of one (1) Borrowing Notice per calendar month.

Section 2.03 Termination or Reduction of Revolving Credit Commitments. Upon not less than three (3) Business Days’ notice to the Lender, the Borrower shall have the right to terminate the Revolving Credit Commitment or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitment; provided, that no such termination or reduction of Revolving Credit Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount then outstanding of all Revolving Credit Loans would exceed the Revolving Credit Commitment. Any such partial reduction shall be in an increment of $1,000,000 (or such lesser amount as agreed to by Lender in its sole discretion) and shall reduce permanently the Revolving Credit Commitment then in effect. A notice of termination of the Revolving Credit Commitment delivered by the Borrower may state that such notice is conditioned upon the occurrence of any event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to one Business Day before the specified effective date) if such condition is not satisfied.

Section 2.04 Repayment of Loans; Evidence of Debt.

(a) Upon the occurrence of a Net Profits Trigger Event, the Borrower shall pay to the Lender in full in cash an amount equal to seventy-five percent (75%) of the Net Profits for the last fiscal quarter in which the Net Profits Trigger Event occurred (the “Net Profits Trigger Event Amount”), which Net Profits Trigger Event Amount shall be applied by the Lender to the outstanding principal amount of the Revolving Credit Loans; provided, that if the Net Profits Trigger Event Amount is greater than the outstanding principal amount of the Revolving Credit Loans as of the date of the Net Profits Trigger Event, Borrower shall only be required to pay to the Lender such outstanding principal amount. For the avoidance of doubt, each payment of the Net Profits Trigger Event Amount shall be a one-time prepayment of principal, and shall be made without application of any prepayment premium or penalty, and without the requirement to provide notice in accordance with Section 2.05. The Borrower shall make each such payment to the Lender within ten (10) days following the earlier of (i) the date on which the Borrower is required to deliver financial statements pursuant to Sections 6.01(a) and 6.01(b) and (ii) the date on which the financial statements required to be delivered pursuant to Sections 6.01(a) and 6.01(b) are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. The Borrower hereby unconditionally promises to pay to the Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of all Loans on the Maturity Date.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from each Loan, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) Upon the request of the Lender, the Borrower will promptly execute and deliver to the Lender a Revolving Credit Note evidencing the Revolving Credit Loans.

Section 2.05 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender no later than 11:00 a.m. New York City time at least three (3) Business Days prior thereto, which notice shall specify the date and amount of such prepayment; provided that any such prepayment shall be in a principal amount of $1,000,000 (or such lesser amount as agreed to by Lender in its sole discretion), or, if less, the entire principal amount thereof then outstanding. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

Section 2.06 [Reserved].

Section 2.07 [Reserved].

Section 2.08 Interest.

(a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Interest Rate.

(b) If (i) all or any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to paragraph (a) above plus six percent (6%) and shall be payable on demand, and (ii) if all or any portion of any interest on any Loan or any fee or other amount payable hereunder shall not be paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at a rate per annum equal to the Interest Rate plus six percent (6%), payable on demand, in each case, from the date of such non-payment until such amount is paid in full.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Section 2.09 Fees.

(a) The Borrower agrees to pay the Lender a fully earned and non-refundable annual fee (the “Annual Fee”) in an amount equal to 1.50% of the Revolving Credit Commitment. The Annual Fee shall be due and payable within ten (10) Business Days following each anniversary of the Closing Date until the Termination Date, commencing with the first anniversary of the Closing Date.

(b) The Borrower agrees to pay the Lender the fees specified in that certain fee letter of even date herewith between the Borrower and the Lender (the “Fee Letter”), at the times specified for payment therein.

Section 2.10 Computation of Interest and Fees.

(a) All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of fees shall be made on the basis of a 360-day year, and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

(b) Each reasonable and good faith determination by the Lender of an applicable interest rate or any fee due hereunder made in accordance with the terms of this Agreement shall be conclusive and binding on the Borrower and Lender for all purposes, absent demonstrable error.

Section 2.11 [Reserved].

Section 2.12 [Reserved].

Section 2.13 [Reserved].

Section 2.14 [Reserved].

ARTICLE III

TAXES, YIELD PROTECTION, AND ILLEGALITY

Section 3.01 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law. If any Loan Party is required by applicable law to deduct or withhold any Taxes from such payments, then:

(i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made; and

(ii) the Loan Parties shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of Section 3.01(a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) paid or payable by the Lender, on or with respect to an amount payable by any Loan Party under or in respect of this Agreement or under any other Loan Document, together with any reasonable out of pocket expenses incurred by Lender in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from the Lender as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error. Each Loan Party hereby authorizes the Lender to set off and apply any and all amounts at any time owing to such Loan Party under any Loan Document against any amount due to the Lender under this paragraph (c).

(d) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(e) If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund (or the amount of any credit in lieu of refund) to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of refund); provided that, the applicable Loan Party, upon the request of the Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any interest, penalties, or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund or credit in lieu of refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to the applicable Loan Party pursuant to this paragraph if the payment of such amount would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph (e) shall be construed to require the Lender to make available its tax returns or any other information relating to its taxes that it deems confidential to the Borrower or any other Person.

Section 3.02 [Reserved].

Section 3.03 [Reserved].

Section 3.04 [Reserved].

Section 3.05 Mitigation Obligations; Replacement of Lender. If the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or Affiliates, if in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 in the future and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent to Initial Loans. The obligation of the Lender to make the initial Loans requested to be made by it hereunder is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a) The Lender shall have received a counterpart of:

(i) this Agreement, duly executed and delivered by an authorized officer of the Borrower; and

(ii) the Security Documents, Revolving Credit Note, Fee Letter and Royalty Agreement, in each case executed and delivered by each Loan Party party thereto;

(b) The Lender shall have received:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for the most recent fiscal year ended prior to the Closing Date as to which such financial statements are available; and

(ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this Section 4.01(b) as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the unaudited consolidated financial statements described in clause (i) of this Section 4.01(b);

Documents required to be delivered pursuant to this 4.01(b) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall, upon request, provide to the Lender by electronic mail electronic versions (soft copies or links to access such documents) or paper copies of such documents.

(c) All governmental and third party approvals necessary in connection with the continuing operations of the Loan Parties and their Subsidiaries, and the transaction contemplated by the Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened in writing by any competent authority that would restrain, prevent, or otherwise impose adverse conditions on the financing contemplated hereby;

(d) The Lender shall have received satisfactory evidence that the maturity date of the Existing Warrants shall have been extended to a date that is no earlier than the Maturity Date;

(e) The Lender shall have received results of a recent lien search in each of the jurisdictions where the Loan Parties are organized and the material assets of the Loan Parties are located, and such searches reveal no liens on any of the assets of the Loan Parties, except for Liens permitted under this Agreement or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender;

(f) The Lender shall have received all fees and expenses due and payable in connection with this Agreement and the Loans to be provided hereunder (including all reasonable fees, charges, and disbursements of legal counsel, provided that such expenses are invoiced on or before the Closing Date;

(g) There shall have occurred no Material Adverse Effect since December 31, 2025;

(h) The Lender shall have received, in form and substance satisfactory to it, a certificate of each Loan Party, certified by a secretary of each such Loan Party, dated the Closing Date, that:

(i) a certificate of formation, organization, or incorporation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party;

(ii) by-laws, operating agreements, and partnership agreements, as applicable, for each Loan Party as in effect on the date on which the resolutions referred to below were adopted;

(iii) resolutions of the governing body of each Loan Party approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, partnership, or limited liability company action;

(iv) a certification that the names, titles, and signatures of the officers of each Loan Party authorized to sign each Loan Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct; and

(v) a good standing certificate for each Loan Party from its jurisdiction of organization.

(i) The Lender shall have received favorable written opinions addressed to the Lender and dated as of the Closing Date from (i) Foley & Lardner LLP, counsel to the Loan Parties, in form and substance satisfactory to the Lender, and (ii) Holland & Hart LLP, special Nevada counsel to the Borrower, in form and substance satisfactory to the Lender.

(j) The Lender shall have received satisfactory evidence that each document (including any UCC financing statement and appropriate filings with the United States Patent and Trademark Office or the United States Copyright Office) required by the Security Documents or any Requirement of Law to be filed, registered, or recorded in order to create in favor of the Lender a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted under this Agreement), shall be in proper form for filing, registration, and recording;

(k) The Lender shall have received evidence of insurance coverage in form, scope, and substance satisfactory to the Lender and otherwise in compliance with the terms of Section 5.10 and Section 6.05 of this Agreement;

(l) The Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(m) The Lender shall have received, at least five (5) Business Days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a Beneficial Ownership Certification in relation to the Borrower, in each case requested at least ten (10) Business Days prior to the Closing Date; and

(n) The Lender shall have received a Borrowing Notice with respect to the initial Loan.

Section 4.02 Conditions Precedent to Each Loan. The obligation of the Lender to make each Loan requested to be made by it hereunder (including, without limitation, its initial Loan), is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, as to any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of the date such Loan is made as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, as to any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on such earlier date;

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date; and

(c) The Lender shall have received a Borrowing Notice with respect to such Loan.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower, as of the date such Loan is made, that the conditions contained in this Article IV have been satisfied or waived.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans hereunder and except as set forth in the schedules to this Agreement, the Borrower hereby represents and warrants to the Lender that:

Section 5.01 Existence; Compliance with Laws. Each Loan Party (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect, and (c) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Power; Authorization; Enforceability.

(a) Each Loan Party has the power and authority, and the legal right, to own or lease and operate its material property, and to carry on its business as now conducted, and to execute, deliver, and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Loans hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery, and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowing of Loans on the terms and conditions contained herein. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered by each Loan Party party thereto.

(b) This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid, and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.03 No Contravention. The execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or assets pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents). No Contractual Obligation applicable to any Loan Party would reasonably be expected to have a Material Adverse Effect.

Section 5.04 Financial Statements.

(a) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2025, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, accompanied by an unqualified opinion (except for a going-concern qualification) from Cherry Bekaert LLP, independent public accountants, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2025, and the related unaudited consolidated statements of income and of cash flows for the twelve-month period ended on such date, duly certified by the chief financial officer of the Borrower, present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the twelve-month period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

Section 5.05 No Material Adverse Effect. Since December 31, 2025, no development, circumstance, or event has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06 No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Loan Party or against any of their respective property or assets (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect, other than that set forth on Schedule 5.06 (the “Disclosed Litigation”), and there has been no adverse change in the status, or financial effect on the Borrower or any other Loan Party, of the Disclosed Litigation from that described on Schedule 5.06.

Section 5.07 No Default. No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party has fee simple title to, or a valid leasehold interest in, all its real property and good title to, or a valid leasehold interest in, all its other property, except where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.02.

(b) Part A of Schedule 5.08 sets forth a complete and accurate list as of the date hereof of all Liens on the property or assets of any Loan Party, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party subject thereto.

(c) Part B of Schedule 5.08 sets forth a complete and accurate list as of the date hereof of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof, the street address, county or other relevant jurisdiction, state, record owner, and book value thereof.

(d) Part C of Schedule 5.08 sets forth a complete and accurate list as of the date hereof of all leases of real property under which any Loan Party is the lessee, showing as of the date hereof, the street address, county or other relevant jurisdiction, state, lessor and lessee.

Section 5.09 Environmental Matters. Except as set forth on Schedule 5.09, and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) none of the facilities or properties currently or formerly owned, leased, or operated by any Loan Party (the “Properties”) contain or previously contained any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under, any Environmental Law and the Properties have obtained, maintained and complied with all permits, licenses, authorizations and other approvals required under any applicable Environmental Laws for its business and operations;

(b) no Loan Party has received any notice of actual or alleged violation, non-compliance, or liability regarding compliance with Environmental Laws or other environmental matters or with respect to any of the Properties or the business operated by any Loan Party;

(c) the Properties and all operations at the Properties are and formerly have been in compliance with all applicable Environmental Laws, and, to the knowledge of Borrower, there is no contamination at, under, or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party;

(d) to the knowledge of Borrower, Hazardous Materials have not been transported or disposed of from the Properties in violation of any Environmental Law or that could result in Environmental Liability; to the knowledge of Borrower, no Hazardous Materials have been generated, treated, stored, or disposed of at, on, or under any of the Properties in violation of any applicable Environmental Law or that could result in any Environmental Liability; and, to the knowledge of Borrower, there has been no Release or threat of Release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Loan Party in connection with the Properties or the business operated by any Loan Party, in violation of or in amounts or in a manner that could reasonably be expected to result in Environmental Liability;

(e) no administrative or governmental action or judicial proceeding is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Loan Party is or will be a party with respect to the Properties or the business operated by any Loan Party, nor are there any decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by any Loan Party;

(f) no Loan Party has assumed any liability of any other Person under Environmental Laws or is subject to any Environmental Liability;

(g) no Loan Party has received notice of any alleged or threatened Environmental Liability which remains pending or is unresolved;

(h) no Loan Party has knowledge of any facts or circumstances that could reasonably form the basis for any Environmental Liability; and

(i) the Loan Parties have provided to the Lender copies of all existing environmental reports, reviews and audits commissioned by, and in the possession or custody of, the Loan Parties pertaining to actual or alleged Environmental Liabilities relating to any real property owned or leased by any Loan Party.

Section 5.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 5.11 Material Contracts. The Loan Parties have delivered, if requested by the Lender, true, correct, and complete copies of the Material Contracts to the Lender on or before the Closing Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

Section 5.12 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging the use, validity, or effectiveness of any Intellectual Property of any Loan Party, nor is any Loan Party aware of any valid basis for any such claim. To the knowledge of each Loan Party, the use of Intellectual Property by each Loan Party does not materially infringe on the rights of any Person.

Section 5.13 Taxes. Each Loan Party has filed all Federal, state, and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party). No tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee, or other charge. Except as set forth on Schedule 5.13, no Loan Party is a party to any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes.

Section 5.14 ERISA. Each Plan is in compliance with its terms and ERISA, the Code, and any Requirement of Law in all material respects; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of § 412 or § 430 of the Code or § 302 of ERISA) has occurred (or is likely to occur) with respect to any Plan. No Pension Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan. Based on the assumptions used to fund each Pension Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made. Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability that would reasonably be expected to result in a material liability under ERISA, in connection with any Multiemployer Plan. No such Multiemployer Plan is (or is reasonably expected to be) terminated, in Reorganization, or insolvent (within the meaning of § 4245 of ERISA).

Section 5.15 Margin Regulations. None of the Borrower or any Subsidiary is engaged in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and following application of the proceeds of the Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.02 or Section 7.05, or subject to the restrictions contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Debt within the scope of Section 8.01(e), will be Margin Stock. For the purposes of this section, “assets” of the Borrower or any of its Subsidiaries includes, without limitation, treasury stock of the Borrower that has not been retired.

Section 5.16 Investment Company Act. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.17 Subsidiaries; Equity Interests.

(a) Except as disclosed to the Lender by the Borrower in writing as of the Closing Date:

(i) Part A of Schedule 5.17 sets forth the exact legal name, address of principal place of business, jurisdiction of formation, and US taxpayer identification number (or in the case of a non-US Subsidiary that does not have a US taxpayer identification number, its unique identification number issued to it by its jurisdiction of formation) of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interest owned by any Loan Party; and

(ii) there are no outstanding subscriptions, options, warrants, calls, rights, or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) relating to any Equity Interest of the Borrower or any Subsidiary, except as created by the Loan Documents.

(b) All of the outstanding Equity Interests in each Subsidiary have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party in the amounts specified on Part B of Schedule 5.17 free and clear of all Liens except those created under the Loan Documents. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and non-assessable.

(c) No Loan Party has any equity investments in any other corporation or entity other than those disclosed on Part D of Schedule 5.17.

Section 5.18 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, or other labor disputes pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party, (b) hours worked by and wages paid to employees of the Loan Parties and their Subsidiaries have not violated the Fair Labor Standards Act or any other applicable Requirement of Law, and (c) all payments due in respect of employee health and welfare insurance from any Loan Party or any Subsidiary have been paid or properly accrued on the books of such Loan Party or such Subsidiary.

Section 5.19 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate, or written statement furnished by or on behalf of the Borrower to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances in which they were made, not materially misleading. The projections included in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Lender that such projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections may differ from such projected results, and such differences may be material.

Section 5.20 Security Documents. The provisions of the Security Documents are effective to create in favor of the Lender a legal, valid, continuing, and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases, and other filings are in appropriate form for filing in the offices specified in Schedule 3 of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code), the Lender will have a perfected Lien on, and security interest in, to, and under all right, title, and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording, or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made), in each case prior and superior in right to any other Person, except for Liens permitted under Section 7.02.

Section 5.21 Solvency. As of the Closing Date, after giving effect to the incurrence of all Debt and obligations incurred in connection herewith, the Loan Parties, taken as a whole, are Solvent.

Section 5.22 USA PATRIOT Act; OFAC and Other Regulations.

(a) No Loan Party, any of its Subsidiaries, or, to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, brokers, or agents of such Loan Party, Subsidiary, or Affiliate:

(i) has violated any Anti-Terrorism Laws or Anti-Corruption Laws; or

(ii) has engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, any of its Subsidiaries, or, to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, brokers, or agents of such Loan Party, Subsidiary, or Affiliate that is acting or benefiting in any capacity in connection with the Loans is a Blocked Person.

(c) No Loan Party, any of its Subsidiaries, or, to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, brokers, or agents of such Loan Party, Subsidiary, or Affiliate acting or benefiting in any capacity in connection with the Loans:

(i) conducts any business or engages in making or receiving any contribution of goods, services, or money to or for the benefit of any Blocked Person;

(ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or Sanction; or

(iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, Anti-Corruption Law, or Sanction.

Section 5.23 Brokers’ Fees. None of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking, or other similar fee in connection with this Agreement or any contemporaneous transaction, other than the closing and other fees payable pursuant to this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amount payable hereunder or under any other Loan Document to the Lender has not been paid in full, the Borrower shall, and shall cause each of its Subsidiaries to (except that, in the case of the covenants set forth in Section 6.01, Section 6.02, and Section 6.07, the Borrower shall furnish all applicable materials to the Lender):

Section 6.01 Financial Statements. Furnish to the Lender:

(a) As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower , a copy of its audited consolidated balance sheet and related statements of operations, stockholders’ equity, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Charry Bekaert LLP or other independent certified public accountants of nationally recognized standing, without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit (except to the extent solely due to the scheduled occurrence of a maturity date within one year from the date of such audit), to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and accompanied by management’s discussion and analysis prepared by the Borrower with respect to the performance of the Borrower and its Subsidiaries for such fiscal year; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP;

(b) As soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of the previous fiscal year), all certified by a Responsible Officer as presenting fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) As soon as available, but in any event within thirty (30) days after the end of each month occurring during each fiscal year of the Borrower (other than March, June, September and December), its unaudited consolidated balance sheets and related unaudited consolidated statements of operations, stockholders’ equity, and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all certified by a Responsible Officer as presenting fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Documents required to be delivered pursuant to Section 6.01, Section 6.02(b) and Section 6.02(c) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall, upon request, provide to the Lender by electronic mail electronic versions (soft copies or links to access such documents) or paper copies of such documents; provided further, that the Borrower shall notify the Lender of the posting of any such documents.

Section 6.02 Certificates; Other Information. Furnish the following to the Lender:

(a) As soon as available, but in any event concurrently with the delivery of the quarterly financial statements in Section 6.01(b), a reasonably detailed forecast for the next fiscal quarter prepared by the management of the Borrower, in form satisfactory to the Lender, of projected consolidated balance sheets, income statements, and statements of cash flows, projected changes in financial position, and a description of the underlying assumptions applicable thereto, and as soon as available, significant revisions, if any, of such forecasts with respect to such fiscal quarter (the “Projections”), which Projections shall in each case be accompanied by a certificate of the Responsible Officer stating that such Projections are based on reasonable estimates, information, and assumptions, prepared in good faith;

(b) On the same dates as delivery of the quarterly or annual financial statements in Section 6.01(a) and Section 6.01(b), a compliance certificate from a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.04 and Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iii) setting forth a written calculation of the Net Profits for the fiscal quarter covered by such quarterly financial statements (or, in the case of annual financial statements delivered pursuant to Section 6.01(a), the last fiscal quarter of the fiscal year covered by such annual financial statements) and, if applicable, the Net Profits Trigger Event Amount, which calculation shall be presented in reasonable detail and certified as correct by such Responsible Officer;

(c) Promptly after becoming available, copies of all proxy statements, financial statements, reports, and other financial information that any Loan Party or any of its Subsidiaries sends to any of its securities holders, and copies of all reports and registration statements that any Loan Party or any of its Subsidiaries files with the SEC or any national securities exchange or other regulatory authority.

(d) As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2027), an updated budget for the next fiscal year prepared by the management of the Borrower, in substantially the form of the Initial Expense Budget or any other form approved by the Lender.

(e) A list of all Intellectual Property owned by or licensed to or leased by any Loan Party and any of its Subsidiaries as of the Closing Date and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered under this clause (or, in the case of the first such report so delivered, since the Closing Date), on the same dates as delivery of the compliance certificate under Section 6.02(b);

(f) Promptly, and in any event within ten (10) days prior to the occurrence of any change in the (i) legal name, (ii) jurisdiction of organization, or (iii) type of organization of any Loan Party or any of its Subsidiaries, to the extent not previously disclosed to the Lender, a description of such change, and upon request of the Lender, take all actions and provide all documentation required to continue the perfection and the same priority in the Liens on the Collateral under the Loan Documents following any such change;

(g) Promptly after the same are sent, copies of any statement or report sent to any holder of debt securities of any Loan Party or any of its Subsidiaries under the terms of any indenture, loan agreement, or similar agreement that constitutes Material Debt and not otherwise required to be furnished to the Lender under any other clause of this Section;

(h) Promptly upon receipt of the same, copies of all notices, requests, and other documents received by any Loan Party or any of its Subsidiaries under any Material Contract or instrument, indenture, or loan agreement regarding or related to any breach or default by any party thereto or any other event that would reasonably be expected to have a Material Adverse Effect and copies of the foregoing;

(i) As soon as available, and in any event within thirty (30) days after cancellation or expiration of any insurance coverage identified on any prior report, a report summarizing the insurance coverage (specifying type, amount, and carrier) in effect for the Loan Parties and their Subsidiaries and containing such additional information as the Lender may reasonably specify;

(j) Such other information and documentation (i) respecting the business, financial condition, operations, performance, properties, or prospects of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request (it being understood and agreed that no Loan Party nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (A) in respect of which disclosure to the Lender or its representatives is then prohibited by applicable law or any agreement binding on any Loan Party or any of its Subsidiaries, (B) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (C) constitutes non-financial trade secrets or non-financial proprietary information), and (ii) requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 6.03 Payment Obligations.

Pay, discharge, or otherwise satisfy before they become delinquent all of its (i) material Taxes and (ii) material obligations of whatever nature, except in each case where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves, if applicable, in conformity with GAAP with respect thereto, have been provided on its books.

Section 6.04 Maintenance of Existence; Conduct of Business; Compliance.

(a) (i) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (ii) take all action to maintain all rights, licenses, permits, consents, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted under this Agreement and except, as in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Comply with all Contractual Obligations, Material Contracts and Requirements of Law, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05 Maintenance of Property; Insurance.

(a) Maintain and preserve all of its property necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain insurance with respect to its property and business (including without limitation, property and casualty, product liability, and business interruption insurance) with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business. In the case of liability and property insurance policies with respect to the Collateral, (i) the Lender shall be named as additional insured, in the case of liability insurance, or loss payee, in the case of property insurance with respect to the Collateral, as applicable, and (ii) each insurance policy will provide by endorsement upon the policy or other written instrument furnished to the Lender, that (x) the insurer will give the Lender thirty (30) days’ written notice before any such policy will be changed or canceled, and (y) no act or default of any Loan Party or any other Person will affect the rights of the Lender under such policy.

Section 6.06 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and accounts, in which full, true, and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions and assets in relation to its business and activities.

(b) Permit the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, with at least three (3) Business Days’ advance notice (except no notice shall be required during the occurrence and continuance of an Event of Default), and as often as it may reasonably be desired and to discuss its business operations, properties, and financial and other condition with its officers and employees and its independent certified public accountants. Upon the occurrence and during the continuance of an Event of Default, each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender (including any consultants, accountants, lawyers, advisors and appraisers retained by the Lender) to conduct evaluations and appraisals of the Loan Parties’ assets, including, without limitation, environmental audits and appraisals of the real property owned by the Loan Parties and their Subsidiaries, all at such reasonable times and as often as requested. The Borrower shall only be required to pay the reasonable fees and expenses of any representatives retained by the Lender to conduct any such evaluation or appraisal if an Event of Default has occurred and is continuing.

(c) Permit, if requested by the Lender, (i) the appointment of a director selected by the Lender to serve on the board of directors of the Borrower (the “Parkview Director”), which such director shall have all of the same rights as and obligations of the other members of such board of directors, and (ii) subject to the rules and regulations of (A) the SEC and (B) any national securities exchange on which the Equity Interests of the Borrower are listed, any then serving Parkview Director to serve on the audit committee of the board of directors of the Borrower.

Section 6.07 Notices. Promptly, and in any event within five (5) days following Borrower’s knowledge thereof, give notice to the Lender of:

(a) The occurrence of any Default or Event of Default;

(b) Any (i) default or event of default under any Contractual Obligation of any Loan Party or any of its Subsidiaries, (ii) default or event of default under any Material Contract of any Loan Party or any of its Subsidiaries, or (iii) litigation, investigation, or proceeding that may exist at any time between any Loan Party or any of its Subsidiaries and any Governmental Authority, that in each case, if not cured or if adversely determined, as the case may be, would reasonably to be expected to have a Material Adverse Effect;

(c) Any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, (i) that would reasonably be expected to result in a liability of such Loan Party or any of its Subsidiaries (to the extent not paid or fully covered by insurance from a reputable and solvent independent third party insurance company as to which the relevant insurance company has been notified and has not denied coverage,) in an amount in excess of $250,000, (ii) in which injunctive or similar relief is sought which would reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;

(d) The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(e) Any change in the information provided in the Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification;

(f) The occurrence of any material event or any other development by which any Loan Party or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any material Environmental Liability, (iii) receives notice of any material claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(g) Any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice under this Section 6.07 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party or any of its Subsidiaries proposes to take with respect thereto.

Section 6.08 Environmental Laws.

(a) Comply and maintain in all material respects, and ensure the same in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws in all jurisdictions in which the Loan Parties or their Subsidiaries are doing business, and obtain any and all licenses, approvals, notifications, registrations, or permits required by applicable Environmental Laws.

(b) Use commercially reasonable efforts to conduct and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions necessary to remove and clean up all Hazardous Materials from any of its properties required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings.

Section 6.09 Performance of Material Contracts. Perform and observe all the terms and provisions of each such Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not have a Material Adverse Effect.

Section 6.10 Use of Proceeds. Use the proceeds of the Loans for working capital in the ordinary course of business and other general corporate purposes of the Borrower and its Subsidiaries to the extent not prohibited under any Requirement of Law or the Loan Documents.

Section 6.11 Anti-Corruption, Anti-Terrorism Laws, and Sanctions.

The Borrower will maintain and enforce policies and procedures designed to ensure that it and its Subsidiaries, and their respective directors, officers, employees, and agents comply in all material respects with applicable Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 6.12 Additional Collateral, Etc.

(a) With respect to any personal property, intangible property, or leasehold interests in any real property acquired after the Closing Date by any Loan Party or any of its Subsidiaries that is intended to be subject to a Lien created by any Loan Document, other than (i) property described in clauses (b) or (c) below, and (ii) any property subject to a Lien expressly permitted by this Agreement as to which the Lender does not have a perfected Lien, promptly, and in any event within thirty (30) days of acquiring such property:

(i) execute and deliver to the Lender such supplements or amendments to the Security Documents or such other documents as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in such property; and

(ii) take all actions necessary or advisable to grant to the Lender a perfected first priority security interest in such property, including the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Lender.

(b) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party or any of its Subsidiaries (which, for the purposes of this clause (b), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly, and in any event within thirty (30) days of the creation or acquisition of such Subsidiary:

(i) execute and deliver to the Lender such supplements or amendments to any existing Guaranty, if deemed necessary or advisable in connection with the new Subsidiary, and any Loan Document acceptable to the Lender as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the Equity Interests of such new Subsidiary that are owned by any Loan Party or any of its Subsidiaries;

(ii) deliver to the Lender the certificates representing such Equity Interests and any other Equity Interests, owned by any such Subsidiary, together with undated stock powers, in blank, executed by a duly authorized officer of the relevant Loan Party or its Subsidiary;

(iii) cause such new Subsidiary (x) to become a party to the Security Documents, and (y) to take all actions necessary or desirable to grant to the Lender a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Lender, including the delivery of (A) any stock certificates representing equity owned by the new Subsidiary, along with any requested stock powers for each stock certificate, or (B) promissory notes held by the new Subsidiary as may be requested by the Lender;

(iv) if requested by the Lender, deliver to the Lender a secretary’s certificate of such Subsidiary, with charter documents, by-laws, and appropriate resolutions attached; and

(v) if requested by the Lender, deliver to the Lender (x) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Lender, and (y) all documentation and other information that the Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party (other than by a Loan Party that is an Excluded Foreign Subsidiary), promptly, and in any event within thirty (30) days of the creation or acquisition of such Excluded Foreign Subsidiary:

(i) execute and deliver to the Lender such supplements or amendments to the Security Agreement as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in the Equity Interests of such Subsidiary that are owned by such Loan Party, including any non-voting Equity Interests, provided that, in no event shall more than 65% of the total outstanding voting Equity Interests of any such new Excluded Foreign Subsidiary be required to be pledged;

(ii) deliver to the Lender the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party or its Subsidiaries, and take such other action as may be necessary or, in the opinion of the Lender, desirable, under the local law of the jurisdiction of organization of such Excluded Foreign Subsidiary, to create and perfect the Lender’s security interest therein; and

(iii) if requested by the Lender, deliver to the Lender (x) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from foreign counsel, satisfactory to the Lender, and (y) all documentation and other information that the Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 6.13 Further Assurances. Promptly upon the request of the Lender:

(a) Correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing, or recordation thereof.

(b) Do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances, and other instruments as the Lender may reasonably require from time to time in order to:

(i) carry out more effectively the purposes of the Loan Documents;

(ii) to the fullest extent permitted by applicable law, subject to any Loan Party’s or any of its Subsidiaries’ properties, assets, rights, or interests to the Liens now or hereafter intended to be covered by the Security Agreement and the other Loan Documents;

(iii) perfect and maintain the validity, effectiveness, and priority of the Liens intended to be created under the Security Agreement and the other Loan Documents; and

(iv) assure, convey, grant, assign, transfer, preserve, protect, and confirm more effectively unto the Lender, the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instruments executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall not, and shall not permit its Subsidiaries to:

Section 7.01 Limitation on Debt. Create, incur, assume, permit to exist, or otherwise become liable with respect to any Debt, except:

(a) Debt of any Loan Party existing or arising under this Agreement and any other Loan Document;

(b) Debt of the Borrower owed to any Subsidiary;

(c) Debt incurred to finance the acquisition, construction, or improvement of fixed or capital assets (including Capital Lease Obligations) secured by a Lien on such assets permitted under Section 7.02(h); provided that (i) the Borrower shall deliver notice to the Lender prior to incurring Debt permitted by this Section 7.01(c) in an amount in excess of $250,000 during any single fiscal year of the Borrower and (ii) the incurrence of such Debt shall be subject to the prior written consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed);

(d) Debt existing on the date hereof and listed on Schedule 7.01(d);

(e) Guaranty Obligations incurred in the ordinary course of business by any Loan Party of obligations of any other Loan Party provided that the obligations being guaranteed are permitted pursuant to this Agreement;

(f) Debt as an account party or applicant in respect of letters of credit, bank guarantees, bankers’ acceptances, and similar instruments supporting trade obligations and any Guaranty Obligations with respect to such Debt in an aggregate amount not exceeding $250,000 at any time outstanding;

(g) Debt with respect to letters of credit, bank guarantees, and surety, appeal, indemnity, performance, completion, or other similar bonds or guarantees incurred in the ordinary course of business;

(h) Debt with respect to agreements providing for indemnification, adjustment of purchase price, earn-out payments, earnest money, or similar obligations in connection with any dispositions or acquisition permitted by Section 7.04 or Section 7.05, in an aggregate amount not to exceed $250,000 at any time outstanding;

(i) Debt consisting of the financing of insurance premiums so long as the amount of such Debt does not exceed the amount of such premiums and is incurred only to defer the cost of such premiums incurred in the ordinary course of business;

(j) Debt from customary cash management services, overdraft facilities, or endorsement of instruments for deposit or collection in the ordinary course of business; and

(k) Any other unsecured Debt of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $250,000 at any time.

Section 7.02 Limitation on Liens. Create, incur, assume, or permit to exist any Lien on any property or assets (including Equity Interests of any of its Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

(a) Liens created pursuant to or arising under any Loan Document;

(b) Liens imposed by law for taxes, assessments, or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if, unless the amount is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, servicemen’s, landlords’, suppliers’, and other similar Liens imposed by law, arising in the ordinary course of business, and securing obligations that (i) are not overdue by more than sixty (60) days or (ii) if overdue more than sixty (60) days, (x) are being contested in good faith and by appropriate proceedings diligently conducted, adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person, and the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, or (y) the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(d) (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens rights, or set-off, or similar rights (x) on cash deposits or other funds maintained with banks or other depository institutions, or on securities accounts or other financial assets maintained with securities intermediaries, or (y) securing reasonable and customary fees for services of banks, securities intermediaries, or other depository institutions; or (ii) contractual rights of set-off (x) in the ordinary course of business in an agreement not prohibited by this Agreement, or (y) relating to (A) the establishment of depository relationships with banks not given in connection with the issuance or incurrence of Debt, (B) pooled deposits or sweep accounts of the Loan Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, or (C) purchase orders and other agreements entered into with customers of the Loan Parties in the ordinary course of business;

(e) Pledges and deposits and other Liens (i) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations, and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, or liability insurance to the Borrower or any other Loan Party;

(f) Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business;

(g) Easements, zoning restrictions, rights-of-way, minor defects or irregularities in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business which (i) do not secure any monetary obligation, and (ii) do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(h) Liens on fixed or capital assets acquired, constructed, or improved (including any assets subject to a Capital Lease Obligation) by the Borrower or any other Loan Party after the date hereof; provided that (i) such security interests secure Debt permitted by Section 7.01(c), (ii) such Liens and the Debt secured thereby are incurred simultaneously with such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of the Borrower or any other Loan Party, and (iv) the amount of Debt initially secured thereby is not more than 100% of the purchase price or construction or improvement cost of such fixed or capital asset;

(i) Liens in existence as of the date hereof which are listed on Schedule 7.02(i), securing Debt permitted by Section 7.01(d), and any renewals, modifications, replacements, and extensions of such Liens; provided that the aggregate principal amount of the Debt secured by such Liens does not increase from that amount outstanding at the time of any such renewal, modification, replacement, or extension, and the Debt secured by such Lien is permitted under this Agreement;

(j) To the extent such transactions create a Lien thereunder, the interest of a lessor, sublessor, licensor, or sublicensor under a lease of real or personal property (including in connection with a sale and leaseback transaction), in each case to the extent such lease or sale and leaseback transaction is permitted under the terms of this Agreement;

(k) Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any other Loan Party or any Lien existing on any property or asset of any Person that becomes a Subsidiary of the Borrower or any other Loan Party at the time such Person becomes a Subsidiary of the Borrower or other Loan Party; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall apply to the same category, type, and scope of assets, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, refunding, extension, renewal, or replacement thereof that does not increase the outstanding principal amount thereof plus any accrued interest, premium, fees, and reasonable out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal, or replacement;

(l) Judgments or other similar Liens in connection with legal proceedings which, whether immediately or with the passage of time (i) do not give rise to an Event of Default under Section 8.01(h), and (ii) are being contested in good faith by appropriate proceedings diligently conducted;

(m) Liens securing the financing of insurance premiums to the extent such financing is permitted by Section 7.01(i);

(n) Liens on specific items of inventory or other goods securing obligations with respect to documentary letters of credit or bankers’ acceptances issued or created for the Borrower or any of its Subsidiaries in the ordinary course of business to facilitate the purchase, shipment, or storage of such inventory or other goods;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties from the importation of goods in the ordinary course of business;

(p) Liens on any cash earnest money deposit made by the Borrower or any of its Subsidiaries in connection with any letter of intent or acquisition agreement for any acquisition, Investment, or other transaction permitted by this Agreement;

(q) Liens arising from precautionary Uniform Commercial Code financing statement filings solely in connection with operating leases or consignment of goods; and

(r) Any other Liens on property not otherwise permitted by this Section 7.02, so long as neither (i) the aggregate principal amount of the Debt and other obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $250,000 at any time outstanding.

Section 7.03 Mergers; Nature of Business.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower that is a Loan Party may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender.

(b) Engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto or incidental thereto or that constitute a reasonable extension thereof.

Section 7.04 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase, hold, or acquire any Equity Interests, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) Investments in Cash Equivalents;

(b) Investments existing on the date hereof and listed on Schedule 7.04(b);

(c) Investments in Equity Interests of its Subsidiaries existing on the date hereof;

(d) Guarantees permitted by Section 7.01;

(e) Loans and advances to officers, directors, or employees of any Loan Party in the ordinary course of business (including for travel, entertainment, and relocation expenses and in connection with the granting of stock options or as incentive or bonus compensation consistent with past practices) in an aggregate amount not to exceed $250,000 at any time outstanding;

(f) Receivables owing to the Borrower or any of its Subsidiaries and other extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security, or other asset acquired through bona fide collection efforts with respect to the same);

(g) Investments of any Person that after the date hereof becomes a Subsidiary, or consolidates or merges with the Borrower or any Subsidiary if such merger or consolidation is permitted by Section 7.04, provided that each such Investment (i) exists at the time such Person became a Subsidiary or at the time of such merger or consolidation, and (ii) was not created in anticipation of such Person becoming a Subsidiary or of such merger or consolidation; and

(h) Investments by the Borrower or any other Loan Party not otherwise permitted by this Section 7.01 in an amount not to exceed $250,000.

Notwithstanding anything to the contrary in this Section 7.04 or the other Loan Documents, in no event shall any Loan Party convey, exclusively license, contribute, sell, assign, dispose of, or otherwise transfer (including by transfer of Equity Interests of any Person that owns such assets) to any Subsidiary that is not a Loan Party any intellectual property or other assets (other than cash and Cash Equivalents) that are, individually or in the aggregate, necessary or material to the conduct of the business of the Loan Parties and their Subsidiaries.

Section 7.05 Limitation on Dispositions. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any Equity Interests to any Person, except:

(a) the sale or Disposition of machinery and equipment no longer used or useful in the business of any Loan Party;

(b) the Disposition of obsolete or worn-out equipment in the ordinary course of business;

(c) the sale of inventory and immaterial assets and the sale or disposition of cash or Cash Equivalents, in each case, in the ordinary course of business;

(d) Dispositions of property to the Borrower;

(e) intentionally omitted;

(f) leases, subleases, rights of way, easements, licenses, and sublicenses in the ordinary course of business that, individually and in the aggregate, do not (i) materially interfere with the ordinary course of business of the Borrower or its Subsidiaries or (ii) materially detract from the value of the Property affected thereby;

(g) Dispositions of other Property in any fiscal year of the Borrower, so long as (i) such Property, together with all other Property Disposed of during such fiscal year, shall have a fair market value not exceeding $250,000 and (ii) at least 75% of the purchase price paid to the Borrower or other Loan Party for such Property shall be paid solely in cash; and

(h) Disposition of any Property, interests, or assets by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor.

Notwithstanding anything to the contrary in this Section 7.05 or the other Loan Documents, in no event shall any Loan Party convey, exclusively license, contribute, sell, assign, dispose of, or otherwise transfer (including by transfer of Equity Interests of any Person that owns such assets) to any Subsidiary that is not a Loan Party any intellectual property or other assets (other than cash and Cash Equivalents) that are, individually or in the aggregate, necessary or material to the conduct of the business of the Loan Parties and their Subsidiaries.

Section 7.06 Intentionally omitted.

Section 7.07 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition of any Equity Interests of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (collectively, “Restricted Payments”), except that:

(a) A Subsidiary may make a Restricted Payment to the Borrower or any Loan Party and/or any other Persons owning Equity Interests in such Subsidiary, so long as such Restricted Payment is made to the Borrower, such Loan Party, and/or such other Persons ratably in accordance with their Equity Interests of the same class or series therein; provided that, such Restricted Payment to such other holders of Equity Interests in such Subsidiary is attributable only to cash flows of such Subsidiary;

(b) the Borrower may purchase, redeem, or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of its Equity Interests;

(c) The Borrower may declare and pay dividends and make other distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests;

(d) The Borrower or any of its Subsidiaries may make cash payments in lieu of issuing fractional shares in connection with the conversion of any Equity Interests on the exercise of warrants or options to purchase its Equity Interests;

(e) The Borrower may (i) make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof, including in respect of the cashless exercise of stock options or restricted stock awards or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers, or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers, and employees of the Borrower and its Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance, and (ii) make other Restricted Payments, not exceeding $250,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers, and employees of the Borrower and its Subsidiaries; and

(f) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make other Restricted Payments not otherwise permitted by this Section 7.07 in an aggregate amount not to exceed $250,000 during any fiscal year of the Borrower.

Section 7.08 Limitation on Prepayments of Debt and Amendments of Debt Instruments.

(a) Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance, or purchase of any amounts (whether principal or interest) payable under any Debt which is contractually subordinated in right of payment to the obligations of the Loan Parties pursuant to the Loan Documents.

(b) Amend, modify, waive, or otherwise change, or consent or agree to any amendment, modification, waiver, or other change to any of the terms of any Debt that is contractually subordinated to the obligations of the Loan Parties pursuant to the Loan Documents, other than any amendment, modification, waiver, or other change which is not materially adverse to the Lender.

Section 7.09 Limitation on Transactions with Affiliates. Enter into or be a party to any transaction, including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate unless such transaction (i) is a Restricted Payment permitted by Section 7.07 or (ii) is:

(a) Otherwise permitted by the terms of this Agreement;

(b) In the ordinary course of business of the Borrower or the relevant Subsidiary, as the case may be; and

(c) On fair and reasonable terms no less favorable to the Borrower or the relevant Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person, which, for the avoidance of doubt, shall include the Consulting Agreement, dated March 18, 2026, between the Borrower and Craig Tendler.

Section 7.10 Limitation on Restrictive Agreements. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to:

(a) Make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, the Borrower or any other Subsidiary;

(b) Make loans or advances to, or Investments in, the Borrower or any other Subsidiary; and

(c) Transfer any of its assets to the Borrower or any other Subsidiary;

provided, however, that

(d) the foregoing shall not apply to (A) any prohibition, limitation, restriction, or condition imposed by law, (B) any prohibition, limitation, restriction, or condition imposed by this Agreement or any other Loan Document to which it is a party or any refinancings thereof, (C) any prohibition, limitation, restriction, or condition in effect as of the date hereof and set forth on Schedule 7.10 (and any amendment or modification thereof that does not materially expand the scope of any such prohibition, limitation, restriction, or condition), (D) any restriction or condition in any indenture, agreement, document, instrument, or other arrangement relating to the assets or business of any Subsidiary existing prior to the acquisition of such Subsidiary if the same was not created in contemplation of such acquisition (and any amendment or modification thereof that does not materially expand the scope of any such restriction or condition), or (E) customary restrictions and conditions in asset sale agreements, purchase agreements, or acquisition agreements entered into by the Borrower or any of its Subsidiaries solely to the extent in effect pending the consummation of such transaction, if such restrictions and conditions only relate to the subject of any such agreement; and

(e) clause (a) shall not apply to (A) customary provisions in leases, licenses, and other contracts restricting the assignment, sublicense, subletting, or encumbrance thereof or (B) any prohibition, limitation, restriction, or condition imposed by any secured Debt permitted by Section 7.01, if such prohibition, limitation, restriction, or condition applies only to the property or assets securing such Debt, or by any document relating to any Lien permitted by Section 7.02, if such prohibition, limitation, restriction or condition applies only to the property or assets subject to such Lien.

Section 7.11 Limitation on Amendments of Material Contracts. Amend, supplement, or otherwise modify (pursuant to a waiver or otherwise):

(a) its articles of incorporation, bylaws or other organizational document; or

(b) the terms and conditions of any Material Contract;

in each case, in any respect materially adverse to the interests of the Lender.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the following events or conditions shall constitute an “Event of Default” (whether it shall be voluntary or involuntary or come about or be affected by any Requirement of Law or otherwise):

(a) the Borrower fails to pay (i) any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment, or otherwise, or (ii) any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document when due and such failure remains unremedied for a period of five (5) Business Days;

(b) any representation, warranty, certification, or other statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document, or in any certificate, report, financial statement, or other document delivered pursuant to any Loan Document, proves to have been false or misleading in any material respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) on or as of the date made or deemed made;

(c) any Loan Party fails to perform or observe any covenant, term, condition, or agreement contained in clauses (a), (b) and (c) of Section 6.01, clauses (a), (b), (d) and (e) of Section 6.02, Section 6.04(a)(i), Section 6.05(b), Section 6.06, clauses (a) and (c) of Section 6.07, Section 6.12 or Article 7;

(d) any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or any other Loan Document (other than occurrences described in other provisions of this Section 8.01 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such failure continues unremedied for a period of thirty (30) days after the earlier of (1) receipt by the Borrower of notice from the Lender of such default or (ii) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure;

(e) any Loan Party:

(i) fails to pay any principal or interest in respect of any Material Debt (other than the Obligations under the Loan Documents) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or

(ii) fails to perform or observe any other covenant, term, condition, or agreement relating to any such Material Debt or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of such Material Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, such Material Debt to become due prior to its stated maturity (or, in the case of any such Material Debt constituting a Guaranty Obligation, to become payable); or any such Material Debt is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased, or defeased, or an offer to prepay, redeem, purchase, or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof;

(f)

(i) Any Loan Party (x) commences any case, proceeding, or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or (y) makes a general assignment for the benefit of its creditors;

(ii) there is commenced against any Loan Party in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment, or (y) remains undismissed, undischarged, unstayed, or unbonded for sixty (60) days;

(iii) there is commenced against any Loan Party any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed, or bonded pending appeal within sixty (60) days from the entry thereof;

(iv) any Loan Party shall fail generally to, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

(v) any Loan Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above (provided, that that if any such Person is legally compelled in a legal proceeding to provide any information in connection with such involuntary petition, then so providing such information to the extent required by applicable Requirements of Law shall not, on its own, be deemed to be, an action in furtherance of, consent, approval or acquiescence of such acts);

(g)

(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan;

(ii) any failure to satisfy the minimum funding standard (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate;

(iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Pension Plan, which Reportable Event or commencement of proceedings or appointment of trustee is, in the reasonable opinion of the Lender, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA;

(iv) any Pension Plan shall terminate for purposes of Title IV of ERISA;

(v) the Borrower or any ERISA Affiliate shall , in the reasonable opinion of the Lender, reasonably be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan;

(vi) the occurrence of an ERISA Event; or

the event or condition, whether individually or together with any other events or conditions, could result in a liability to the Borrower or any ERISA Affiliate in an amount in excess of $250,000;

(h) one or more final and non-appealable judgments or decrees for the payment of money is entered against any Loan Party by a court of competent jurisdiction involving, in the aggregate, a liability (to the extent not paid or fully covered by insurance from a reputable and solvent independent third party insurance company as to which the relevant insurance company has been notified and has not denied coverage,) in an amount in excess of $250,000, and all such judgments or decrees have not been paid and satisfied, vacated, discharged, stayed, or bonded pending appeal within thirty (30) days from the entry thereof;

(i) the Security Documents cease for any reason to be valid, binding, and in full force and effect, or any Lien created by the Security Documents ceases to be enforceable and of the same effect and priority purported to be created thereby as a result of the action or inaction of the Loan Parties, other than as expressly permitted hereunder or thereunder;

(j)

(i) any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder;

(ii) any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or

(iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (except for the defense of payment in full) or purports to revoke, terminate, or rescind any provision of any Loan Document;

(k) any Change of Control occurs; and

(l) the Borrower at any time discontinues its development program for IFX

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then:

(a) if such event is an Event of Default specified in Section 8.01(f) above with respect to the Borrower, the Revolving Credit Commitment shall automatically and immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable;

(b) if such event is an Event of Default (other than an Event of Default under Section 8.01(f)), any or all of the following actions may be taken:

(i) the Lender may, by notice to the Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate;

(ii) the Lender may, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and

(iii) the Lender may exercise all rights and remedies available to it under the Security Agreement and any other Loan Document or at law or equity; and

(c) if such event is an Event of Default specified in Section 8.01(k) above and only if the Borrower’s stockholders have approved the conversion in accordance with the rules and regulations of the Nasdaq Stock Market, the Lender may, at its option, convert all or a portion of the outstanding principal amount of the Loans (with accrued but unpaid interest thereon) to shares of common stock of the Borrower at a conversion price per share equal to $2.662, which is the average of the daily closing price of such common stock on the Nasdaq Capital Market for the ten (10) trading days ending on and including the Closing Date (which amount shall be subject to adjustment for stock splits, reverse stock splits, statutory stock combinations or the like).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in paragraph (b) below), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile or email as follows:

(i) If to the Borrower and any other Loan Party:

TuHURA Biosciences, Inc.

10500 University Center Drive, Suite 110

Tampa, FL 33612

Attention: James Bianco, M.D.; Dan Dearborn

Email: jbianco@tuhurabio.com; ddearborn@tuhurabio.com

Telephone No. (813) 875-6600, ext 104; (813) 875-6600, ext 126

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, FL 33602

Attention: Curt Creely, Esq.

Email: ccreely@foley.com

Telephone No. (813) 225-4122

(ii) If to the Lender:

Parkview Holdings One LLC

6135 W. Sitka Street

Tampa, FL 33634

Attention: Steven DiSarro

Email: Steve@dmfunding.com

Telephone No. (239) 821-0427

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day).

(b) Notices and other communications to any Loan Party and the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(c) Unless the Lender specifies otherwise:

(i) notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgment); and

(ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor;

provided that, if such notice, e-mail, or other communication is not sent during the recipient’s normal business hours, such notice, e-mail, or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

(d) Either party hereto may change its address, email, or facsimile number for notices and other communications hereunder by notice to the other party.

Section 9.02 Amendments and Waivers.

(a) No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power, or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower agrees to pay:

(i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges, and disbursements of counsel for the Lender in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents and any amendments, waivers, or other modifications of the provisions of any Loan Document (whether or not the transactions contemplated by the Loan Documents or such amendments, waivers, and other modifications are consummated) and;

(ii) all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges, and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights (i) in connection with the Loan Documents, including its rights under this Section 9.03, or (ii) in connection with the Loans issued under this Agreement, including all such out-of-pocket expenses incurred in connection with any restructuring, workout, or negotiations in respect of the Loan Documents or such Loans.

(b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, and related expenses (including the reasonable out-of-pocket fees, charges, and expenses of any counsel for any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower or any other Loan Party) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i) the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document, or the consummation of the transactions contemplated by the Loan Documents;

(ii) any Loan or the actual or proposed use of the proceeds therefrom;

(iii) any actual presence or Release of Hazardous Materials on or from any property owned by the Borrower or any of its Subsidiaries or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or

(iv) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, or (y) result from a claim brought by the Borrower or any other Loan Party for material breach of such Indemnified Party’s obligations under any Loan Document, if a court of competent jurisdiction has rendered a final and non-appealable judgment in favor of the Borrower on such claim. This Section 9.03 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.

(c) Each party hereto agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential, or punitive damages (including any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such party’s activities in connection herewith or therewith (whether before or after the Closing Date).

(d) All amounts due under Section 9.03 shall be payable not later than (ten) 10 Business Days after written demand is made for payment by the Lender.

(e) The Borrower agrees that neither it nor any of its Subsidiaries will settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 9.03 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) The Lender may, at any time, without the consent of the Borrower, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans at the time owing to it). For purposes of this Agreement, “Eligible Assignee” means any Person other than a natural Person that is (i) an Affiliate of the Lender and is not a competitor of Borrower, (ii) a commercial bank, insurance company, investment or mutual fund, or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act), or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender. Subject to notification of an assignment, the assignee shall be a party hereto, and to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01 and Section 9.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) The Lender may, at any time, without the consent of the Borrower, sell participations to one or more banks or other entities, in each case, that is not a competitor of Borrower (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 3.01 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Revolving Credit Commitment, Loans, or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Revolving Credit Commitment, any Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender.

Section 9.05 Survival. All covenants, agreements, representations, and warranties made by any Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment has not expired or terminated. The provisions of Section 3.01 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Credit Commitment, or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness.

(a) This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof executed by the Borrower. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309), provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept Electronic Signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; and provided, further, the Lender reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement or any other Loan Document, and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

(c) Without limiting the generality of the foregoing, each of the parties (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings, or litigation among the Lender and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement or any other Loan Document shall have the same legal effect, validity, and enforceability as any paper original, and (ii) waives any argument, defense, or right to contest the validity or enforceability of such Agreement or Loan Document based solely on the lack of paper original copies of such Agreement or Loan Documents, including with respect to any signature pages thereto.

(d) Without limiting the foregoing, to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature.

(e) The Lender may, at its option, create one or more copies of this Agreement or any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity, and enforceability as a paper record).

(f) For purposes of this Agreement, “Electronic Signature” means an electronic sound, symbol, or process attached to or logically associated with a contract or other record and executed or adopted by a Person with the intent to sign such record, including, without limitation, facsimile, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page.

Section 9.07 Severability. If any term or provision of any Loan Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, and without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, such branch, or Affiliate to or for the credit or the account of the Borrower or any Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Documents to the Lender or its Affiliates, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Lender or any Affiliate shall have made any demand under the Loan Documents and although such obligations of such Loan Party may be contingent or unmatured are owed to a branch, office, or Affiliate of the Lender different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of Florida sitting in Hillsborough County, and of the United States District Court of the Middle District of Florida, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation, or proceeding may be brought in any such Florida State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such court referred to in subsection (b) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.01 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.12 Confidentiality.

(a) The Lender agrees to maintain the confidentiality of all non-public information received from or on behalf of the Borrower or any other Loan Party relating to the Borrower or its Subsidiaries, or their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or its Subsidiaries or pertaining to this Agreement that is routinely provided to data service providers, including league table providers that serve the lending industry; provided that, and in the case of information received from or on behalf of the Borrower or any Loan Party after the date hereof, such information is clearly identified at the time of delivery as being confidential information (the “Confidential Information”), except that the Lender may disclose Confidential Information:

(i) to its Related Parties in connection with the administration of this Agreement and the preservation, exercise, or enforcement of their rights under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Confidential Information and instructed to keep such Confidential Information confidential);

(ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority or any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case the Lender shall inform the Loan Parties prior to such disclosure to the extent permitted by the Requirements of Law);

(iii) pursuant to any subpoena, or order of any court administrative agency, in any pending legal, judicial, or administrative proceeding, or similar legal process, or to the extent required or requested by law, regulation, or a Governmental Authority; provided that, unless specifically prohibited by applicable law or court order, the Lender shall use reasonable efforts to notify the Borrower of any such request by any Governmental Authority or representative thereof prior to disclosure of such Confidential Information (other than any such request in connection with an examination or audit conducted by bank accountants or any banking regulatory authority exercising examining or regulatory authority over the Lender;

(iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action, or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder;

(v) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any actual or potential pledgee, assignee, transferee, or participant in connection with the pledge, assignment, or transfer by the Lender of any Loans or any participations therein in accordance with the terms of this Agreement or (y) any actual or prospective party (or its Related Parties) to any swap, derivative, or other transaction under which payments are to be made by reference to the Borrower or any other Loan Party or any Subsidiary or any of their respective obligations, this Agreement, or payments hereunder; provided that, any such potential pledgee, assignee, transferee, Participant, swap counterparty, or advisor is advised of, and agrees to be bound by, the provisions of this Section;

(vi) for purposes of establishing a “due diligence” defense;

(vii) with the written consent of the applicable Loan Party;

(viii) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, or (z) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower or any other Loan Party, that is not known to be subject to a confidentiality obligation to the Borrower or any other Loan Party.

(b) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 9.13 USA PATRIOT Act and Anti-Money Laundering Laws. The Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it may be required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party shall promptly, following a request by a Lender, provide all documentation and other information that such Lender, as applicable, may request in order to comply with its ongoing obligations under applicable “know your customer” and anti- money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the Interest Rate applicable to any Loan, together with all fees, charges, and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15 No Advisory or Fiduciary Responsibility. In connection with this Agreement and the Loan Documents and the transactions contemplated hereby and thereby, each Loan Party acknowledges and agrees that:

(a) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver, or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Lender, on the other hand, that does not give rise directly or indirectly to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Lender, and (ii) such Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, or other modification hereof or thereof);

(b) the Lender has not provided and will not provide any legal, accounting, regulatory, or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted its own legal, accounting, regulatory, and tax advisors to the extent they have deemed appropriate;

(c) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal, and is not the financial advisor, agent, or fiduciary, for any Loan Party or any of its Affiliates, or any other Person;

(d) the Lender has not assumed or will not assume an advisory, agency, or fiduciary, or other implied duty in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver, or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising any Loan Party or any of their Affiliates on other matters) and the Lender does not have any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(e) the Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Loan Parties and their Affiliates, and the Lender does not have any obligation to disclose any of such interests to any Loan Party; and

(f) no joint venture is created by this Agreement or any other Loan Document or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lender and the Loan Parties and their respective Affiliates; and

(g) to the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Lender and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUHURA BIOSCIENCES, INC.

By	/s/ James Bianco, M.D.
Name: James Bianco, M.D. Title: Chief Executive Officer

PARKVIEW HOLDINGS ONE LLC

By	/s/ Vijay Patel
Name: Vijay Patel Title: Manager